SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                              Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to Sect. 240.14a-11(c) or Sect. 240.14a-12

                      Nord Resources Corporation
            Name of Registrant as Specified In Its Charter

                               N/A
 Name of Person(s) Filing Proxy Statement if other than the Registrant

[X]  No fee required

[ ]  Fee  computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:


[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which such offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


     2) Form, Schedule or Registration Statement No.:


     3) Filing Party:


     4) Date Filed:

                                            NORD RESOURCES CORPORATION
                                      201 Third Street NW, Suite 1750,
                                         Albuquerque, New Mexico 87102


Notice of Annual Meeting of Shareholders
To be held on September 8, 1999


To the Shareholders of
NORD RESOURCES CORPORATION:


     The 1999 Annual Meeting (the "Meeting") of shareholders of Nord Resources Corporation (the "Corporation") will be held at New York Helmsley, 212 E. 42nd Street, New York, New York 10017 on September 8, 1999 at 10:30 a.m. for the purpose of considering and voting upon the:

1.   Election of seven (7) directors for a one year term;

2. Approval of the sale of the Corporation's 50% ownership interest in the Sierra Rutile titanium dioxide mine in Sierra Leone to an affiliate of MIL (INVESTMENTS) S.A.R.L.; and

3. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on July 22, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment thereof.

     Your proxy is important to ensure a quorum at the meeting. Thus, whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope which has been provided for that purpose. The proxy may be revoked by you at any time before it is exercised and the giving of your proxy will not affect your right to vote in person if you attend the meeting.

                              By Order of the
                              Board of Directors,

                              /s/ Ray W. Jenner
                              Ray W.  Jenner
                              Secretary

Albuquerque, New Mexico
July 26, 1999

                      NORD RESOURCES CORPORATION
                   201 Third Street NW, Suite 1750,
                     Albuquerque, New Mexico 87102




PROXY STATEMENT
For the Annual Meeting of Shareholders
To be Held on September 8, 1999 at 10:30 a.m.


                      GENERAL INFORMATION

     This Proxy Statement is furnished to the shareholders of Nord Resources Corporation (the "Corporation") in connection with the solicitation by its Board of Directors (the "Board") of proxies in the accompanying form to be used at the annual meeting of shareholders to be held at New York Helmsley, 212 E. 42nd Street, New York, New York on September 8, 1999 (the "Meeting") and any adjournments thereof.
The Corporation has one class of shares outstanding, namely common shares, of which there were 23,505,488 outstanding as of the close of business on July 22, 1999, which date has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at the Meeting. Each share is entitled to one vote and cumulative voting is not permitted. Shares cannot be voted at the Meeting unless the shareholder is present in person or represented by proxy. A list of shareholders of record entitled to vote at the meeting will be available for examination by any shareholder for any purpose germane to the Meeting, for a period of 10 days prior to the Meeting, during normal business hours at the offices of Spitzer & Feldman P.C., 405 Park Avenue, New York, New York and at the offices of the Corporation at 201 Third Street NW, Suite 1750, Albuquerque, New Mexico 87102. The list will also be available at the Meeting.

     All shares represented by properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder's directions specified on the enclosed proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board's recommendations. A shareholder signing and returning a proxy has the power to revoke it at any time prior to its exercise by delivering to the Corporation a later dated proxy or by giving notice to the Corporation in writing or in open meeting, but without affecting any vote previously taken.

     The holders of a majority of the Corporation's outstanding shares, present in person or represented by proxy and entitled to vote, constitute a quorum for the transaction of all business at the Meeting. Abstentions and broker non-votes are included in determining if a quorum is present at the Meeting. An affirmative vote of a majority of the shares present and voting at the Meeting is required for Items 1 and 3. An affirmative vote of a majority of the shares present and voting at the Meeting (not including the shares owned by MIL) is required for Item 2.

     This Proxy Statement and the accompanying proxy card were first mailed to shareholders on or about July 26, 1999.

                        PRINCIPAL SHAREHOLDERS

     The following table sets forth the only persons known by the Board to be beneficial owners of more than 5% of the outstanding
Common Shares of the Corporation:


                                 Shares Beneficially Owned
                                     as of July 8, 1999
 Name and Address of
  Beneficial Owner                Number            % of Class

MIL (INVESTMENTS) S.A.R.L.      7,004,200 (1)           29.8%
Boulevard Royal 25B
L-2449
Luxembourg, Luxembourg

Summo USA Corporation           1,600,000 (2)            6.8%
1776 Lincoln Street
Suite 900
Denver, Colorado 80203

1 MIL (INVESTMENTS) S.A.R.L. ("MIL") acquired 3,160,000 shares from the Corporation pursuant to a Stock Purchase and Sale Agreement dated April 15, 1996, 840,000 shares in a Loan Conversion on June 4, 1996, 2,000,000 shares in a Stock Purchase and Sale Agreement dated October 2, 1996 and 1,004,200 shares purchased on the open market. The transactions with the Corporation were private placements in reliance upon the transaction "safe harbor" afforded by Regulation S, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     If the transaction described in Item 2 occurs, then all of MIL's shares of the Corporation's Common Stock will be surrendered to the Corporation and canceled, at which point, MIL will no longer own any shares of the Corporation.

     In the event that the transaction to sell the SRL interest to MIL does not close for any reason other than MIL's breach of the Purchase and Sale Agreement, the Corporation has agreed that MIL shall have the right to acquire additional shares of the Corporation equal to a pro rata number of any shares issued by the Corporation, that would re-establish MIL's percentage ownership of the Corporation's shares at the 31.5% which existed as at February 26, 1999. Any such purchase would occur at a price based on the mean average of the Corporation's shares on the New York Stock Exchange, provided, however, that the minimum price will be no less than $0.75 per share and the maximum price no more than $1.00 per share. On June 8, 1999, the Corporation issued 1,600,000 shares of common stock pursuant to an agreement to purchase the Johnson Camp Mine copper mining facility in Cochise County, Arizona. Thus, if the SRL transaction is not consummated, the Corporation would be required to sell an additional 735,766 shares to MIL if MIL exercises such right.

2 The Corporation issued 1,600,000 shares of Common Stock to Summo USA Corporation ("Summo") as a part of the consideration paid in connection with the acquisition of the Johnson Camp Mine copper mining facility in Cochise County, Arizona by the Corporation's wholly-owned subsidiary, Nord Copper Corporation. The Corporation issued the shares as a private placement under Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.



                    ITEM I - ELECTION OF DIRECTORS

     Seven directors are to be elected to hold office until the next annual meeting and until their successors are elected and qualified. The Board has nominated for election as directors the seven persons named below, all of whom presently serve as members of the Board. The shares represented by proxy, unless the giver of the proxy dictates otherwise, will be voted at the Meeting in favor of the election of the nominees named below.

     Each of the nominees named below has consented to and is, at present, available for election. If any nominee should for any reason become unavailable for election, proxies in the accompanying form will be voted for a substitute nominee designated by the Board. There are no family relationships among any nominees or directors or among them and any officer of the Corporation or any of its subsidiaries.

     In connection with various agreements with MIL, the size of the Board is required to be seven members. MIL has the right to designate three nominees to the Board (the "MIL Nominees") and the Board (excluding the MIL Nominees) has the right to nominate the four remaining nominees. MIL is obligated to vote its shares for the four Board nominees at the Meeting. The Corporation has agreed to nominate and use its best efforts and to take such actions as may be necessary to obtain the election of the MIL Nominees at each annual or special meeting of stockholders called for the purpose of filling positions on the Board. Such actions shall include, without limitation, soliciting proxies for the election of directors (including the MIL Nominees) and recommending the MIL Nominees for election to the Board in the same manner as all other nominees of the Board for election as directors. If any MIL Nominee shall resign, be removed or be unable to serve for any reason prior to the expiration of such MIL Nominee's term as a director, MIL is required to notify the Board of a replacement MIL Nominee and the Board is required to take all action necessary to cause such replacement MIL Nominee to be elected or appointed to fill the unexpired term of the withdrawing MIL Nominee. In addition, the size of the Board cannot be increased or decreased without the approval of at least two of the MIL Nominees.

     If the proposal to sell the Corporation's 50% interest in SRL to an affiliate of MIL as described in Item 2 is approved by a majority of the Corporation's shareholders present and voting at the meeting (not including the shares owned by MIL), MIL has agreed to cause the MIL nominees to tender their resignations to the Board. The Corporation has not yet determined whether to accept all or any of such resignations.

     Set forth below is certain information for each nominee for election as a director and each executive officer named in the Summary Compensation Table and employed by the Corporation on July 22, 1999.

                                                     Shares Beneficially Owned
                                                       As of July 1, 1999 (1)
                                Director
Directors              Age       Since          Number         % of Class

W. Pierce Carson       56        1994          671,040 (2)         2.8%
Edgar F. Cruft         66        1971          303,869 (3)         1.3%
Terence H. Lang        62        1978          179,633 (4)          (9)
Leonard Lichter        71        1974           66,000 (5)          (9)
Marc Franklin (10)     45        1996           65,000 (6)          (9)
James Askew (10)       51        1998           50,000 (6)          (9)
Francis Waldron (10)   55        1998                0              (9)

Other Named Executive Officer

Ray W. Jenner          47        1998           19,500 (7)          (9)

All nominees for election of                 1,355,042 (8)         5.5%
directors and other named
executive officers as a
group (8 persons)

1 Ownership includes sole voting and investment power except as otherwise noted. When applicable, the number of shares beneficially owned includes the number of unissued shares which the listed person (or group) has a right to acquire within 60 days after July 1, 1999. In determining the number of shares outstanding for computing the percent of class owned by a listed person (or group), the number of shares outstanding of the Corporation has been increased by the number of unissued shares which the listed person (or group) has a right to acquire from the Corporation within 60 days after July 1, 1999.

2    Includes options to purchase 615,000 shares.

3 Includes options to purchase 246,525 shares. Dr. Cruft's wife and children own an additional 57,727 shares as to which Dr.
     Cruft disclaims beneficial ownership.

4 Includes options to purchase 162,775 shares. Mr. Lang's wife owns an additional 21,348 shares as to which Mr. Lang disclaims beneficial ownership.

5    Includes options to purchase 65,000 shares.

6    Consists of options to purchase shares.

7    Includes options to purchase 17,500 shares.

8 Includes options to purchase 1,221,800 shares held by directors and named executive officer as a group.

9    Represents less than 1% of the shares outstanding.

10 Director is a MIL Nominee. MIL is indirectly 100% owned by Jean-Raymond Boulle. There is no family relationship between any of the MIL Nominees and Jean-Raymond Boulle. MIL, as of July 1, 1999, beneficially owned 7,004,200 shares of Common Stock of the Corporation, which amount represents 29.8% of the issued and outstanding shares of Common Stock. Jean-Raymond Boulle also owns directly 10,000 shares.

Nominees for Election of Directors

     Dr. Carson, who holds a Ph.D. in Economic and Structural Geology, was appointed President and Chief Executive Officer of the Corporation effective June 1, 1997. He is also President, Chief Executive Officer and a director of Nord Pacific Limited ("Nord Pacific"), a company which is 28.6% owned by the Corporation. He has been President and a director of Nord Pacific since its inception in 1990 and Chief Executive Officer since 1997. Prior thereto, beginning in 1980, he was Senior Vice President of Pacific operations for the Corporation.

     Dr. Cruft holds a Ph.D. in Geochemistry and is a founder of the Corporation. He served as its Chairman since the Corporation's inception in 1972 and as Chief Executive Officer from inception until May 31, 1997. He was President of the Corporation from inception to 1985 and from 1988 until May 31, 1997. Dr. Cruft is also Chairman of Nord Pacific.

     Mr. Lang served as Senior Vice President-Finance and Treasurer upon joining the Corporation in 1978 until his retirement on December 31, 1997. Prior thereto, he had 15 years of experience in financial planning and management in the business equipment industry, holding several financial management positions with NCR Corporation. Mr. Lang is also a director of Nord Pacific.

     Mr. Lichter, an attorney and a CPA, is a principal in the law firm of Spitzer & Feldman P.C., New York, New York, which is counsel to the Corporation. He is also a director of Nord Pacific.

     Mr. Askew, a mining engineer, is President and Chief Executive Officer and a director of Golden Star Resources Ltd., a publicly owned mining company, and President of International Mining and Finance Corporation, a private mining and venture capital company. He was a founder and the Chief Executive Officer of Golden Shamrock Mines Limited and sits on a number of boards of mining and exploration companies in North America, Europe and Australia. Mr. Askew is a MIL nominee.

     Mr. Franklin has been employed since 1975 by J&S Franklin
Holdings and Management Services Ltd., London, England, a manufacturer of military and civil equipment, and has served as a director and has been a shareholder of such corporation since 1977. Mr. Franklin is a MIL nominee.

     Mr. Waldron has been employed by the MONY Group Inc., formerly Mutual of New York, in various capacities since 1968 and is currently Senior Vice President, International Operations, a position he has held since 1994. Mr. Waldron is also President and Chief Operating Officer of MONY International Holdings, MONY Life Insurance Company of the Americas and MONY Bank and Trust Company. Mr. Waldron is a MIL nominee and is a director of Diamond Fields International Ltd.

Other Named Executive Officer

     Mr. Ray W. Jenner, Vice President - Finance and Chief Financial Officer of the Corporation and Nord Pacific since February 1998 is also a director of Nord Pacific. He is a chartered accountant who holds a Bachelor of Commerce Degree in Management Science and a Bachelor of Science Degree in Physics and Mathematics. He has 25 years experience in domestic and international financial environments, and for 14 years was Vice President and Treasurer of Echo Bay Mines where he was involved in raising equity and securing debt financing both in Canada and the United States. Prior to Echo Bay, he spent ten years with Price Waterhouse in Canada, Australia and Indonesia.


Information Concerning the Board of Directors

     The Board held four meetings during 1998 and each current director, with the exception of Mr. Waldron, who was appointed to the Board on November 11, 1998, attended at least 75% of the meetings of the Board and the Committees.

     The Corporation has an Audit Committee and a Compensation
Committee but does not have a Standing Nominating Committee.

     Initially, the members of the Audit Committee in 1998 were Messrs. Lichter, Max Boulle, and Lang. In November, 1998, Mr. Boulle resigned from the Board. Mr. Waldron was appointed to the Audit Committee on June 3, 1999. The Audit Committee meets independently with representatives of the Corporation's independent auditors and senior management. The Audit Committee reviews the general scope of the Corporation's annual audit, the fee charged by the independent auditors and other matters relating to internal control systems. In addition, the Audit Committee is responsible for recommending the engagement or discharge of the Corporation's independent auditors. The Committee held two meetings in 1998.

     The members of the Compensation Committee in 1998 were Dr. Cruft and Messrs. Askew and Franklin. The Compensation Committee is responsible for approving and reporting to the Board on the annual compensation for all officers. The Compensation Committee also is responsible for granting or recommending to the Board the grant of stock options and other funding and awards to be made under the Corporation's existing compensation plans. The Committee did not meet in 1998 and all compensation matters were discussed at and resolved by the Board.

     Members of the Board who are not employed by the Corporation, except Mr. Lichter, receive an annual retainer of $10,000, plus $1,000 for attending each meeting of the Board and $800 for attending each meeting of a Committee of the Board. Mr. Lichter, counsel to the Corporation, charges his time and expenses to the Corporation through Spitzer & Feldman P.C.

     The Corporation has a deferred compensation program for directors, other than directors who are employees of the Corporation, its subsidiaries or affiliates or are affiliated with entities which provide services to the Corporation. Under this program, a qualifying director who has served as a director for ten years will receive a lifetime payment, beginning at the later of age 65 or his termination as a director, in an amount equal to the annual retainer paid to the director during his last year of service as a director. A qualifying director may elect to receive a reduced payment beginning at age 62, provided he is not a director at that time. Messrs. Askew, Franklin and Waldron are eligible for this program.


     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors, executive officers and beneficial holders of more than 10% of the Corporation's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock of the Corporation. Based on the Corporation's review of copies of such forms it received from directors, executive officers and beneficial holders of more than 10% of the Corporation's common stock and on written representations from certain of such persons, the Corporation believes that, during the year ended December 31, 1998, all filing requirements under Section 16(a) of the Exchange Act were made by such persons on a timely basis.

     The Corporation paid $191,768 for legal services during 1998 to the firm of Spitzer & Feldman P.C. in which Mr. Lichter, a director, is a principal.

                  COMPENSATION OF EXECUTIVE OFFICERS

     The following table discloses compensation received by the Corporation's Chief Executive Officer and the other most highly paid executive officers (collectively, "Named Executive Officers") for the fiscal years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                        Long-Term Compensation Awards
                                              ------------------------------------------------------
                                                                 Securities
                                                 Annual          Underlying
                                              Compensation(1)      Options             All Other
Name and Principle Position          Year        Salary           (Shares)         Compensation ($)

Edgar F. Cruft                       1998       119,200 (2)         78,750 (5)         59,861 (9)
   Chairman                          1997       346,771 (2)        127,775 (6)         91,537 (9)
                                     1996       576,874 (2)         33,750 (5)         25,379 (9)

W. Pierce Carson                     1998       350,000 (3)           --               54,961 (10)
   President & CEO                   1997       300,580 (3)        615,000 (7)         71,375 (10)

Ray W. Jenner                        1998        153,125            35,000 (8)         48,189 (11)
   VP-Finance & CFO

Terence H. Lang                      1998          --               45,000 (5)         50,000 (12)
   Sr VP-Finance & Treasurer         1997        271,615            77,775 (6)         19,493 (12)
   (1997 and 1996)                   1996        261,555              --                5,709 (12)


______________________________


1 Non-cash benefits for each of the Named Executive Officers were less than 10% of their aggregate compensation.

2 Includes $55,760 salary earned in 1998 as chairman and $112,904 and $166,810 salary earned in 1997 and 1996, respectively, as Chairman of Nord Pacific. Dr. Cruft was also President and Chief Executive Officer of the Corporation until June 1, 1997.

3 Includes $200,000 and $213,080 salary earned in 1998 and 1997, respectively, as President and Chief Executive Officer of Nord Pacific.

4 Number of shares subject to options granted under stock option plans for the periods presented.

5 Replaced expired option for identical number of shares and exercise price.

6 Includes options to replace expired options to purchase 77,775 shares for identical exercise prices.

7 Includes 200,000 options which became exercisable on May 27, 1999.

8 Includes 17,500 shares which become exercisable on January 30, 2000.

9 Included in "All Other Compensation" for Dr. Cruft are contributions under 401(k) Retirement and Savings Plan totaling $842 in 1998, $23,099 in 1997, including $20,820 contributed by Nord Pacific Limited under its plan, and $24,921 in 1996, including $20,820 contributed by Nord Pacific. Also includes the dollar value of life insurance premiums paid by the Corporation with respect to the benefits for Dr. Cruft totaling $3,780, $6,776 and $458 for 1998, 1997 and 1996 respectively, debt forgiveness of $50,000 in both 1998 and 1997 respectively, as part of the restructuring of management as of June 1, 1997, and the fair market value of $10,627 for an automobile transferred in 1997 to Dr. Cruft.

10 Included in "All Other Compensation" for Dr. Carson are contributions under a 401(k) Retirement and Savings Plan totaling $10,000 in 1998 contributed by Nord Pacific Limited under its plan, and $20,760 contributed by Nord Pacific in 1997. Also includes the dollar value of life insurance policies paid by the Corporation with respect to benefits to Dr. Carson of $5,110 in 1998 and $4,925 in 1997 of which $4,325 was paid by Nord Pacific, the fair market value of an automobile provided Dr. Carson of $3,350 in 1998 and $3,850 in 1997 paid by Nord Pacific and cash compensation paid by Nord Pacific of $36,501 and $41,840 in 1998 and 1997 as a living allowance since Nord Pacific requires Dr. Carson to spend a portion of his time in Australia.

11 Included in "All Other Compensation" for Mr. Jenner are matching contributions under a 401(k) Retirement and Savings Plan of $4,813. Also includes the fair market value of $1,252 for an automobile provided Mr. Jenner, the dollar value of life insurance premiums paid by the Corporation of $761 and relocation costs of $41,363.

12 Included in "All Other Compensation" for Mr. Lang are matching contributions under a 401(k) Retirement and Savings Plan of $4,996 and $4,750 for 1997 and 1996, respectively. Also included are the dollar value of life insurance premiums paid by the Corporation with respect to benefits to Mr. Lang of $5,955 and $959 in 1997 and 1996, respectively, the fair market value of an automobile provided Mr. Lang of $6,768 in 1997 and debt forgiveness of $50,000 in each of 1999 and 1998 as part of the restructuring of management as of June 1, 1997.

     The Corporation had established a loan program to fund the exercise of stock options Dr. Cruft and Mr. Lang, who were executive officers. Such loans were limited to $150,000 for each executive, are callable on 90 day notice by the Board and bear interest, payable quarterly, at 1/2% over the yield on funds invested by the Corporation. The largest amount of indebtedness outstanding during 1998 from Messrs. Cruft and Lang was $100,000 each. $50,000 of Dr. Cruft's loan was forgiven on each of June 1,1999, June 1, 1998 and June 1, 1997 as part of the restructuring of management as of June 1, 1997. $50,000 of Mr. Lang's loan was forgiven in each of January 1, 1999 and January 1, 1998 as part of the restructuring of management as of June 1, 1997. The amount currently outstanding from Mr. Lang is $50,000. See "Employment Agreements".


                         OPTION GRANTS IN 1998

     The following table presents information concerning options granted in 1998 to Named Executive Officers under the Corporation's employee option plans.


                                         Individual Grants
                  ------------------------------------------------------------
                                                                                  Potential Realizable
                   Number of                                                        Value at Assumed
                  Securities      % of Total                                      Annual Rates of Stock
                  Underlying       Options                                         Price Appreciation
                   Options         Granted         Exercise        Expiration     for Option Term ($) (6)
   NAME            Granted (1)     in 1998 (4)    Price (5)($)        Date             5%         10%

Edgar F. Cruft     45,000 (2)        25.2            6.67           01/20/00            --           --
                   33,750 (2)        18.9            4.88           10/25/00            --           --

Ray W. Jenner      35,000 (3)        19.6            1.38           01/30/08        30,265       76,699

Terence H. Lang    45,000 (2)        25.2            6.67           01/20/00            --           --

     _________________________

1  All options are exercisable at July 1, 1999 unless otherwise noted.

2  Replaced expired option for identical number of shares and exercise price.

3  Options to purchase 17,500 shares become exercisable on January 30, 2000.

4 The Corporation granted options to purchase 178,750 shares in 1998, including options to purchase123,750 shares issued to replace expired options for the identical number of shares and exercise price.

5 Exercise price is equal to market price at date of grant, other than the replacement grants noted in footnote 2 above, the exercise price of all of which are in excess of market price at date of their grant.

6 Dollar amounts under these columns are the result of calculations based on assumed annualized rates of stock appreciation of 5% and 10% as prescribed by the Securities and Exchange Commission. The assumed rates are not intended by the Corporation to forecast possible future appreciation, if any, of its stock price, which will be determined by future events and unknown factors.

        AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION
                                VALUES

The following table presents information concerning options exercised during 1998 by the Named Executive Officers and the value of their respective unexercised options at December 31, 1998.

                                                                                         Value (1)
                                                                                      Unexercised in-
                                                                                         the-Money
                                                            Securities Underlying       Options at
                                                             Unexercised Options       December 31,
                                                            at December 31, 1998           1998
                      Shares Acquired       Value               Exercisable/           Exercisable/
    NAME               On Exercise         Realized             Unexercisable          Unexercisable

Edgar F. Cruft           None                N/A                   246,525                 --

W. Pierce Carson         None                N/A                   215,000                 --
                                                                   400,000

Ray W. Jenner            None                N/A                    17,500                 --
                                                                    17,500

Terence H. Lang          None                N/A                   162,775                 --

__________________________

1   Based on closing sale price of $1.09375 for the Corporation's
    Common Stock on December 31, 1998 on the New York Stock Exchange
    Composite Tape.



                         EMPLOYMENT AGREEMENTS

     Effective May 31, 1997, Dr. Cruft retired as President and Chief Executive Officer ("CEO") of the Corporation. He continues to retain the title of Chairman of the Board. Effective June 1, 1997, the Board of Directors appointed Dr. Pierce Carson President and Chief Executive Officer, titles he currently holds with Nord Pacific Limited.
Further, effective December 31, 1997, Terence H. Lang retired and resigned as Senior Vice President-Finance and Treasurer. In February 1998, the Board of Directors appointed Raymond W. Jenner Vice President-Finance and Chief Financial Officer.

     The Corporation has an Employment Agreement (the "Carson Agreement") with Dr. Carson describing among other things his duties as President and CEO, his compensation level and perquisites. The term of the Agreement is from June 1, 1997 through and including May 31, 2000, and automatically extends from year to year unless terminated on 90 days prior notice. (See "Compensation of CEO" below).

     The Corporation also has a Continuation of Employment Agreement (the "Cruft Continuation") with Dr. Cruft which runs from June 1, 1998 until May 31, 2000, and automatically extends from year to year unless terminated on 90 days prior notice. Under the terms of the Cruft Continuation, Dr. Cruft serves as Chairman of the Board and devotes no less than 12.5% of his time to the Corporation. For these services, Dr. Cruft is compensated at a rate of $50,000 per year plus reimbursements for office expenses, part-time secretarial, and travel and other expenses incurred on behalf of the Corporation, and, in 1997, also received title to the vehicle provided by the Corporation at no cost. Dr. Cruft also receives retirement benefits totaling $226,653 per year under the terms of the Corporation's non-qualified retirement plan. This benefit will be paid for the longer of 10 years or for the life of Dr. Cruft and his spouse. Further Dr. Cruft received options to purchase 50,000 shares of the Corporation's Common Stock at $4.00 per share. At May 31, 1997, Dr. Cruft owed $150,000 to the Corporation under the terms of a loan program as described under "Compensation of Executive Officers". As per the terms of the Cruft Continuation, $50,000 of his loan was forgiven on each of June 1, 1997, June 1, 1998 and June 1, 1999.

     On January 1, 1998, under the terms of the Corporation's non-qualified retirement plan, Mr. Lang began receiving retirement benefits. As per the terms of the retirement plan, he elected to exercise the lump sum payment option. Under the terms of the option, the Corporation paid to Mr. Lang in cash the present value of his future benefits, less 12% of such amount in a lump sum payment, but only to the extent that funds were available in the related trust established to fund Mr. Lang's benefit. This payment totaled $877,800. Since the amount received by Mr. Lang was less than the total accrued benefit, Mr. Lang receives payments totaling $7,247 monthly. This benefit will be paid for the longer of 10 years or for the life of Mr. Lang and his spouse. Further, at December 31, 1997, he owed the Corporation $150,000 as described under "Compensation of Executive Officers" in this document. $50,000 of his loan was forgiven on January 1, 1998 and $50,000 on January 1, 1999. The $50,000 balance will be forgiven on January 1, 2000 so long as Mr. Lang does not voluntarily terminate his involvement with the Corporation as a director.

                    DEFINED BENEFIT RETIREMENT PLAN

     The non-qualified retirement agreement with Dr. Carson designated by the Board provides annual payments for a period of 15 years beginning at age 62, or on termination of employment, whichever is later (or anytime after age 55 in the event the provisions of the agreement with respect to early retirement are satisfied). The payments are equal to 5% plus 1.5% for each year of service to a maximum of 30 years times Dr. Carson's average annual compensation over this last three years of employment. The compensation covered by the plan is based on Dr. Carson's annual salary disclosed in the Summary Compensation Table. The portion of the percentage earned through years of service vests at the rate of 20% per year, beginning at six years of service, and becomes fully vested in the event of a change in control of the Corporation as defined in the agreements. If Dr. Carson dies prior to reaching retirement, the agreements provide for payment of a death benefit to his beneficiary in an amount equal to three times the compensation earned during the year prior to this death, in lieu of the above payments after retirement.

     The following table illustrates the estimated annual benefit payable upon retirement to Dr. Carson at specified levels of compensation and years of service to the Corporation.


                                                 Years of Service

  Compensation         10            15            20              25            30
  $ 250,000        $ 50,000      $  68,750      $ 87,500       $ 106,250     $ 125,000

  $ 300,000        $ 60,000      $  82,500      $ 105,000      $ 127,500     $ 150,000

  $ 350,000        $ 70,000      $  96,250      $ 122,500      $ 148,750     $ 175,000

  $ 400,000        $ 80,000      $ 110,000      $ 140,000      $ 170,000     $ 200,000

  $ 450,000        $ 90,000      $ 123,750      $ 157,500      $ 191,250     $ 225,000



     BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Philosophy

     The Corporation applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Corporation result from the coordinated efforts of all individuals working toward common objectives. The Corporation strives to achieve those objectives through teamwork that is focused on meeting the periodic goals established by the Corporation, the expectations of customers and stockholders. The compensation program goals are to enable the Corporation to attract, retain and reward key personnel who contribute to the long-term success of the Corporation and to align compensation with business objectives and performance. The Corporation's compensation program for executive officers is based on the same principles applicable to compensation decisions for all employees of the Corporation.

Competitive Compensation

     The Corporation is committed to providing a compensation program that helps attract and retain key personnel of outstanding ability. The Corporation ensures that its compensation is competitive by comparing its compensation practices with those of other similar companies and reflects this review in its determination of compensation.

Compensation of CEO

     Dr. Carson is compensated by the Corporation at $150,000 per year. This compensation rate became effective June 1, 1997, the date of Dr. Carson's appointment as President and CEO of the Corporation. Dr. Carson's salary increases to $225,000 per year upon achievement of positive cash flow from operations for three consecutive months of the Corporation's 50% owned affiliate, Sierra Rutile Limited. Further, Dr. Carson was issued options to purchase 600,000 shares of the Corporation's Common Stock, 200,000 shares at $4.00 per share, 200,000 shares at $5.00 per share and 200,000 shares at $6.00 per share, which options expire on May 31, 2002 (see "Compensation of Executive Officers").

Compensation and Performance

     Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit or loss and performance relative to competitors. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Corporation values are fostered.

Compensation Vehicles

     The Corporation has a successful history of using a simple total compensation program that consists of cash, equity based compensation and retirement plans. Having a compensation program that allows the Corporation to successfully attract and retain key employees permits it to mine and produce its industrial minerals at competitive levels of production and costs, to provide useful products and services to customers, enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. The vehicles are:

Cash Based Compensation - The Corporation sets base salary for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market, and by reviewing the employee's historical compensation and the effect of inflation on such compensation.

Stock Option Program - The purpose of this program is to provide additional incentives to employees to work to maximize stockholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Corporation. The Corporation grants stock options annually to a broad-based population representing approximately 50% of the total employee pool.

Deferred Compensation for Senior Executives - The Corporation has entered into separate retirement agreements with its senior executives. The agreements provide benefits to the senior executives upon retirement based on several factors, including the number of years of service to the Corporation. The purpose of these retirement agreements is to provide incentive to the senior executives to continue to provide their services to the Corporation.

401-K Plan - The Corporation provides a retirement and savings plan for its salaried U.S. employees pursuant to Section 401(k) of the Internal Revenue Code. Each employee may contribute up to 15% of his or her salary to this plan, to a maximum of $10,000 in 1998. Under the plan, the Corporation makes a matching contribution on behalf of each participating employee of 100% of the lower of the first 6% of each employee's salary or the percentage actually contributed by the employee. This plan enables the Corporation to attract and retain employees upon whom the Corporation relies in operating its business.


Compensation Committee


Dr. Edgar F. Cruft, Chairman
James Askew
Marc Franklin



      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee in 1998 were Dr. Cruft and Messrs. Askew and Franklin. Dr. Cruft, Chairman of the
Compensation Committee, is Chairman of the Board. He retired as President and CEO effective June 1, 1997. He served as an officer of the Corporation from 1969 until June 1997.



                  STOCKHOLDER RETURN ON COMMON STOCK

     The following graph compares the total annual return on the Corporation's Common Stock with the total annual return of the Dow Jones Equity Market Index and the Dow Jones Mining Index. The presentation assumes $100 was invested on December 31, 1995 in the Corporation's Common Stock and in each of the indices and any dividends were reinvested.


           Comparison of Five-Year Cumulative Total Returns
                         Performance Graph for
                      Nord Resources Corporation

        Prepared by the Center for Research in Security Prices
          Produced on 04/26/1999 including data to 12/31/1998

                            [DELETED GRAPH]


Legend

CRSP Total Returns Index for:    12/1993   12/1994   12/1995   12/1996   12/1997   12/1998
Nord Resources Corporation         100.0   133.3      48.7      87.2      39.7      20.5
NYSE Stock Market (US Companies}   100.0   100.0     135.5     164.3     218.3     262.0
NYSE Stocks (SIC 100-1099 US +     100.0    90.6     105.5     109.4      79.0      63.1
      Foreign Metal Mining


                         YEAR 2000 COMPLIANCE

     In January 1998, the Corporation initiated a Year 2000 project to address the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000 ("Year 2000 Issues"). The project involves converting to Year 2000 compliant accounting software, testing existing software, hardware and operational systems and communicating with third-party customers, suppliers and service providers to ensure that they are taking appropriate action with respect to their Year 2000 Issues.

     The Corporation has installed Year 2000 compliant accounting software and is in the process of converting from its existing system. The Corporation anticipates that the implementation of this software will be completed by September 30, 1999. The Corporation's local area network and PC hardware and non-accounting software, such as spreadsheets and word processing, have been tested and, to the best of the Corporation's knowledge, are Year 2000 compliant. Other non-information technology systems, such as the telephone system and other office equipment, have been assessed for Year 2000 readiness and are compliant

     The Corporation believes that the computer systems and applications it maintains would not have a material impact on the operations of the Corporation or its revenues in the event that the systems fail to operate in the Year 2000. A contingency plan to replace any non-compliant systems has been developed. If the conversion to Year 2000 compliant accounting software is not complete by December 31, 1999, the Corporation temporarily may be able to use compliant spreadsheet software until the installed year 2000 compliant accounting software is operational. A decision regarding the implementation of such contingency plan will be made by September 30, 1999.

     The Corporation is communicating with third party customers and suppliers and has received notification from its building manager, its bank, the New York Stock Exchange and other service providers indicating that they expect to be Year 2000 compliant. Due to the general uncertainty inherent with respect to Year 2000 Issues, resulting in part from the uncertainty of the Year 2000 readiness of third-party customers, suppliers, and service providers, the Corporation is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Corporation's results of operations or financial condition.

     The estimated total cost of Year 2000 testing and compliance is expected to be approximately $50,000, which includes costs related to the purchase and conversion to Year 2000 compliant accounting software. No costs directly related to Year 2000 Issues have been incurred as of December 31, 1998. The costs of the project and the expected completion dates are based on management's current estimates.

                         INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP ("KPMG") has been chosen to act as independent auditors for the Corporation by the Audit Committee and to serve in such capacity for the fiscal year ending December 31, 1999.
A representative of KPMG is expected to be present at the annual meeting and will have the opportunity to make a statement, if he so desires, and to respond to appropriate questions.

     On April 27, 1998, with the approval of the Audit Committee, the Corporation terminated its relationship with Deloitte & Touche LLP ("D&T"), independent certified public accountants. On May 8, 1998, KPMG was appointed to act as independent auditors for the Corporation for the fiscal year ended December 31, 1998.

     In the report of D&T for the year ended December 31, 1997, D&T disclaimed an opinion regarding the Corporation's financial statements for those years, because of the possible material effects of the Corporation's ability to continue as a going concern and the inability of the auditors of Sierra Rutile Limited ("SRL"), the Corporation's 50% owned subsidiary, to express an opinion on the financial statements of SRL.

     During the two-year period ended December 31, 1998, and the interim period from that date to July 8, 1999, there were no disagreements with the auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the auditors, would have caused them to make reference to the subject matter of the disagreement in connection with their report, except that during the audit of the Corporation's financial statements for 1997, D&T had a disagreement with management over the Corporation's accounting for its investment in and advances to SRL. The Corporation had accounted for its investment using the cost method for 1995, 1996 and the nine-month period ended September 30, 1997. As a result of changes in the political environment in Sierra Leone subsequent to September 30, 1997, D&T believed that the Corporation should change its method of accounting for its investment in SRL from cost to the equity method which would require restatement of the Corporation's financial statements for 1995 and 1996. The matter was reviewed by management and discussed with the Audit Committee and, as a result thereof, management conformed to the position of D&T and recorded adjustments to the Corporation's financial statements to account for the Corporation's investment in and advances to SRL under the equity method and the disagreement was resolved to the satisfaction of D&T.


        ITEM II - APPROVAL OF THE SALE OF THE CORPORATION'S 50%
                   INTEREST IN SIERRA RUTILE LIMITED

     Overview

     The Board unanimously recommends that the shareholders approve the proposal to sell the Corporation's 50% interest in Sierra Rutile Limited and its related entities ("SRL") to an entity controlled by MIL (INVESTMENTS) S.A.R.L. ("MIL"), the largest shareholder of the Corporation. A Purchase and Sale Agreement for the sale of the Corporation's interest in SRL to MIL was executed on June 16, 1999 ("Purchase and Sale Agreement"), and provides for consideration to be paid to the Corporation, consisting of (a) a cash payment of $1,250,000, (b) a 5% carried interest in the acquiring entity, (c) the release of the Corporation from its current guaranty obligation of approximately $6,000,000 to the development bank lenders to SRL, and
(d) the redemption and cancellation of MIL's 7,004,200 shares in the Corporation, which shares currently represent approximately 29.8% of the issued and outstanding shares of the Corporation. The sale is subject to several conditions, the most important of which are: (a) the approval by a majority of the Corporation's shareholders present and voting at the Meeting (not including the shares owned by MIL), and
(b) the consent of the development bank lenders to SRL to the release of the Corporation from its guaranty of SRL's obligation to repay 50% of the development bank loans, and the substitution by MIL of a guaranty or other undertaking of MIL and/or its principal, Jean-Raymond Boulle or such other entity satisfactory to the development banks.

     The Board believes that SRL, which shut down its operations in January 1995 in Sierra Leone, West Africa, as a result of being overrun by rebels, represents a significant drain on the limited resources of the Corporation. In view of the ongoing political, military and economic instability and civil conflict in Sierra Leone, the prohibitive costs associated with maintaining and providing security for SRL's mine and assets, rehabilitating assets and restarting operations, the amount of capital required to fund SRL's repayment obligations to the development banks, and the amount of capital the Corporation must set aside as security for the guarantee of SRL's outstanding development bank loans, the Board has determined that the Corporation can no longer afford to fund SRL from its own resources without risking the viability of the Corporation as a going concern. On that basis, and with the understanding that an independent appraisal has determined the transaction to be fair to the shareholders of the Corporation, the Board recommends that the shareholders approve the sale of the Corporation's interest in SRL pursuant to the Purchase and Sale Agreement described in more detail herein.

     Background

     The Corporation owns a 50% interest in the SRL titanium dioxide mine in Sierra Leone, West Africa. All of the interest in the mining operations is owned through Nord Rutile Company, a limited partnership of which the Corporation owns a 1% limited partnership interest and the Corporation's wholly-owned subsidiary, Nord Rutile Corporation, owns a 99% interest, as general partner. The transaction will be effectuated by the purchaser, SRL Acquisition No. 1 Ltd. ("Acquisition Ltd."), a newly formed British Virgin Islands company, acquiring all the interest in Nord Rutile Company from the Corporation and Nord Rutile Corporation.

     SRL was principally engaged in the mining and processing of rutile and ilmenite, both industrial minerals, and was the largest producer of natural rutile in the world until the mine was shut down in 1995. SRL marketed these products throughout the United States, Europe and the Far East. Both rutile and ilmenite are used in the production of more highly concentrated titanium dioxide, which is used as a pigment in the manufacture of paint and in many types of paper and plastic products. Titanium dioxide is also used in the production of fiberglass, enamels and coated fabrics. Rutile is used to a lesser extent in welding rod electrode coatings and in the production of titanium metal. SRL has leased a total of 224 square miles from the government of Sierra Leone until the year 2014, when the lease is subject to a renewal option of fifteen years on terms to be established at the time of renewal.

     Exploration and development work on SRL's mining facilities began in Sierra Leone in 1971 and culminated in limited production in 1979. At its full capacity following various expansion programs and processing improvements, annual rutile production at SRL was approximately 150,000 tonnes per annum. The Board determined that further expansion would be necessary in order to meet projected increased demand for titanium dioxide pigment and implemented the initial stages of a capital improvement program to increase its overall production of Ti02 feedstock to over 200,000 tonnes annually with a scheduled start-up of increased production capability in the fourth quarter of 1995. Pursuant to loan agreements entered into in November 1992 with the International Finance Corporation (a subsidiary of the World Bank), Overseas Private Investment Corporation (an agency of the United States of America), Commonwealth Development Corporation (a statutory corporation incorporated in the United Kingdom), and Deutsche Investitions - Und Entwicklungdgesellschaft MBH (a private limited company incorporated under the laws of the Federal Republic of Germany), SRL received approximately $48,000,000 in loan commitments, a significant portion of which was to be used as working capital, and to fund previous capital expenditures as part of the Corporation's plans for the expansion of SRL's production facilities. Including prior loans outstanding to the Export-Import Bank of the United States, at the time of the shutdown of the mine in 1995, the outstanding indebtedness to the development banks was $45,522,838. Fifty percent of this debt was guaranteed by each of the shareholders of SRL.

     SRL has been 50% owned by the Corporation and Consolidated Rutile Limited ("CRL") since November 17, 1993, when, in an effort to reduce substantially the Corporation's domestic bank debt and obtain capital to fund additional mining opportunities, the Corporation sold a 50% interest in SRL to CRL for a cash investment and other consideration. CRL, which is controlled by Iluka Resources Limited, is a major producer of rutile, ilmenite and zircon with operations in Australia and the United States. Under the terms of the agreement with CRL, both the Corporation and CRL have equal representation on the board of directors of SRL and each own equal interests in SRL and its related entities.

     The potential sale of the Corporation's SRL interest to MIL was discussed with CRL prior to the execution of the Purchase and Sale Agreement. CRL did not evince an interest in acquiring the 50% interest in SRL and, in fact, has facilitated the sale to MIL by agreeing not to exercise certain remedies available to it under the Joint Venture Agreement between the Corporation and CRL relating to SRL and consenting in writing to the transfer prior to execution of the Purchase and Sale Agreement.

     Sale Decision

     SRL operated under a relatively stable environment throughout its involvement in Sierra Leone through the end of 1994. However, in January 1995, SRL's mining operation was attacked and overrun by rebel forces. Due to concern for the safety of SRL's employees, the minesite was evacuated. Substantial damage was done to the minesite and there was extensive looting. Mining operations remained suspended, as security could not be assured for personnel in and around the minesite. In 1996 a civilian president was elected and in December 1996, a peace accord between the government and the opposing faction was signed. However, on May 25, 1997 the democratically elected government was overthrown by a military coup. On October 23, 1997 an accord was reached between the Economic Community of West Africa States ("ECOWAS"), a coalition of sixteen West African countries and the Armed Forces Revolutionary Council ("AFRC") of Sierra Leone. The accord provided, among other things, for the reinstatement of the democratically elected government of President Kabbah; immediate cessation of hostilities; disarmament, demobilization, and reintegration of combatants; provision of humanitarian assistance; the return of refugees and displaced persons; and the broadening of the power base in Sierra Leone. Although this accord was signed, sporadic, isolated acts of aggression continued to occur. After several abortive attempts for a peaceful resolution, in February 1998, ECOWAS provided a military force ("ECOMOG"), to forcibly remove the AFRC from power and President Kabbah and his government were reinstated in Sierra Leone on March 10, 1998. Throughout 1998 there were sporadic outbreaks of rebel activity, especially in the northern and eastern parts of the country. In December 1998, fighting broke out between ECOMOG forces and Revolutionary United Front ("RUF") rebels in the areas surrounding the capital city of Freetown. On January 6, 1999 rebels attacked Freetown and took control of the eastern part of the city, destroying much of the city and terrorizing the civilian population. Nigerian led ECOMOG forces ultimately pushed the rebels out of Freetown and the surrounding area. On May 24, 1999, the government and the rebel forces negotiated a cease fire in order to initiate peace talks brokered by the Government of Togo, ECOWAS, the Organization of African Unity and the United Nations. Peace talks between the government and the opposing faction resumed in Lome, Togo in May 1999. On July 7, 1999, in a ceremony held at the Palace of Congress in Lome, a peace agreement was signed by President Kabbah and Foday Sankoh, the leader of the rebel forces. The new agreement calls for the rebel forces to be given a power-sharing role with Sierra Leone's elected government and also provided for a "reprieve" from prosecution for war crimes. Until the peace accord can be fully implemented, however, the Nigerian led ECOMOG forces will reportedly remain in Sierra Leone.

     As a result of the continuing uncertainty resulting from the political, military and economic situation in Sierra Leone and the suspension of full production at SRL's mining facility, significant uncertainty exists as to the Corporation's ability to recover its investment in SRL. The costs associated with resuming operations of SRL's mining facility in Sierra Leone are considerable. Although SRL's major processing assets remain substantially intact, significant restoration efforts would be required to repair much of the equipment which has been idle for over four years. In 1998, the Corporation completed a feasibility study, a portion of which described certain rehabilitation procedures which are critical to the mine reopening plan at SRL. These procedures include development of a master plan for the rehabilitation of the mine and repair of the powerhouse and a dam located in the Lanti mining deposit. At the time of discontinuance of operations, SRL was in the process of a major expansion of the facility, including construction of a second dredge and new powerhouse. The feasibility study indicates approximately $112 million would be required for asset rehabilitation, completion of a new powerhouse and dredge, mine development and working capital in order to resume operations at the mine.

     Because of the continued political, military and economic instability in Sierra Leone and the uncertainty as to when the mine can be reopened, the Corporation's investment in SRL was completely written off in the Corporation's audited financial statements.

     The Board believes that retaining ownership of the interest in SRL has and will continue to represent a significant drain on the Corporation's resources without the prospect of recovering the Corporation's investment. While SRL has not generated any significant revenue since the suspension of its operations in 1995, the Corporation has continued to provide significant amounts of money for the protection and maintenance of the mine site, the payment of 50% of SRL's loan obligations to development bank lenders, and the establishment of cash reserves to guarantee SRL's future payments of principal and interest. From January 1995 through June 30, 1999, the Corporation has provided funding to SRL in the amount of $35,614,797. Based on these factors described in more detail below, the Board believes that it is in the best interests of the Corporation to sell its interest in SRL.

     The Board engaged NM Rothschild & Sons LLC ("Rothschild"), a leading investment banking firm with substantial experience and contacts in the mining industry, and particularly in Africa, to perform investment banking services in connection with a possible sale of the Corporation's interest in SRL and to evaluate SRL for the purpose of establishing its fair market value. Rothschild, on behalf of the Corporation, attempted in 1998 and early 1999 to solicit proposals to purchase the Corporation's interest in SRL. Such solicitations included discussions with a number of major mineral sands companies, but did not generate any purchase or joint venture interest.


     Transaction Specifics

     The only offer received for the Corporation's interest in SRL was from MIL. Thereafter the parties negotiated and concluded an agreement in principle on February 26, 1999, subject to the execution of a definitive agreement and contingent upon the approval of the Board. On June 16, 1999, the Purchase and Sale Agreement, was entered into by the Corporation, as seller, and by MIL and an affiliate of MIL, as buyer, pursuant to which the Corporation will sell, and MIL's affiliate will purchase the Corporation's 50% ownership interest in SRL.

     The Purchase and Sale Agreement provides for consideration to be paid to the Corporation for the Corporation's interest in SRL consisting of (a) a cash payment of $1,250,000, (b) a 5% carried interest in the acquiring entity, (c) the release of the Corporation from its current guaranty obligation of approximately $6,000,000 to the development bank lenders to SRL, and (d) the redemption and cancellation of MIL's 7,004,200 shares in the Corporation, which shares currently represent approximately 29.8% of the issued and outstanding shares of the Corporation.

     The closing of the transaction is subject to several conditions, the most important of which are: (a) the approval of a majority of the Corporation's shareholders present and voting at the Meeting (not including the shares owned by MIL), and (b) the consent of the development bank lenders to SRL to the release of the Corporation from its guaranty of 50% of SRL's obligation to repay the development bank loans and the substitution by MIL of a guaranty or other undertaking of MIL and/or its principal, Jean-Raymond Boulle or such other entity satisfactory to the development banks. The Corporation has further covenanted that, until the closing, it will not take any action intended to cause the business of SRL to be conducted inconsistently with past practice and shall notify and consult with MIL regarding any major decisions affecting the operation of SRL.

     If the sale to MIL is consummated, the shares evidencing MIL's 29.8% interest in the Corporation will be canceled and the other existing shareholders percentage interest in the Corporation would increase from 70.3% to 100%.

     In the event that the transaction to sell the SRL interest to MIL does not close for any reason other than MIL's breach of the Purchase and Sale Agreement, the Corporation has agreed that MIL shall have the right to acquire additional shares of the Corporation equal to a pro rata number of any shares issued by the Corporation, that would reestablish MIL's percentage ownership of the Corporation's shares at the 31.5% which existed as at February 26, 1999. Any such purchase would occur at a price based on the mean average of the Corporation's shares on the New York Stock Exchange, provided, however, that the minimum price will be no less than $0.75 per share and the maximum price no more than $1.00 per share. On June 8, 1999, the Corporation issued 1,600,000 shares of common stock pursuant to an agreement to purchase the Johnson Camp Mine copper mining facility in Cochise County, Arizona. Thus, if the SRL transaction is not consummated, the Corporation would be required to sell an additional 735,766 shares to MIL if MIL exercises such right.

     The Purchase and Sale Agreement is terminable if the transaction has not closed by August 20, 1999. The Corporation has agreed to use its best efforts to obtain shareholder approval of the Purchase and Sale Agreement at the meeting.


     Fairness Opinion

     The Corporation's agreement to the consideration to be paid by MIL for the Corporation's interest in SRL is based on an assessment of the financial value of its interest in SRL and the Corporation's strategic business objectives. To ensure that the Corporation received fair market value from MIL in exchange for the Corporation's interest in SRL, the Corporation engaged Rothschild to evaluate the fairness, from a financial point of view, to the shareholders of the consideration to be paid by MIL pursuant to the Purchase and Sale Agreement. Rothschild is one of the world's leading independent merchant banking organizations with substantial experience in advising clients on mergers and acquisitions, divestitures, project finance, equity offerings and other capital market operations. Rothschild has participated in a significant number of transactions involving mining and resource companies, particularly in emerging markets, and has extensive experience in undertaking valuations and fairness opinions relating to mining industry transactions.

     In formulating an opinion on the matter, Rothschild, among other things, (i) reviewed and considered the feasibility study for the restart plan of SRL produced by IMC Mackay & Schnellman, (ii) reviewed and considered certain financial and operating data, including financial forecasts concerning SRL and provided by the management of SRL, and (iii) held discussions with the managements of SRL and the Corporation regarding the past and present operations and financial condition and prospects of SRL and the Corporation, including, without limitation, information relating to certain strategic, financial, and operating benefits anticipated from the sale of the Corporation's interest in SRL.

     In an opinion letter dated June 21, 1999 ("Rothschild Fairness Opinion"), Rothschild concluded that:

          "[T]he consideration to be paid by Buyer pursuant to the Agreement in respect of the transaction is fair, from a financial point of view, to the shareholders of Seller."

     A copy of the Rothschild Fairness Opinion setting forth the assumptions made, the matters considered, the scope and limitations on the review undertaken and the procedures followed by Rothschild in rendering its opinion is attached to the Proxy Statement as Exhibit A. In addition to the Rothschild Fairness Opinion, Rothschild prepared a valuation report dated June 1999 ("Rothschild Valuation Report") relating to the proposed sale which report shall be made available for inspection and copying at the Corporation's principal offices in Albuquerque, New Mexico during regular business hours by any interested shareholder or his representative who has been so designated in writing. The Corporation will also mail a copy of the Rothschild Valuation Report upon written request to any interested shareholder or his representative who has been so designated in writing.

     Related Party Purchaser/Conflict of Interest

     MIL is an affiliate of the Corporation by virtue of its 29.8% ownership of the outstanding shares of the Corporation. MIL acquired 3,160,000 shares from the Corporation pursuant to a Stock Purchase and Sale Agreement dated April 15, 1996, 840,000 shares in a Loan Conversion on June 4, 1996, 2,000,000 shares in a Stock Purchase and Sale Agreement dated October 2, 1996 and 1,004,200 shares purchased on the open market.

     Under various agreements currently in effect with MIL, MIL has the right to nominate three persons to the Board while the Board (excluding the MIL nominees) retains the right to designate the remaining four nominees. MIL is obligated to vote its shares for the four Board nominees through and including voting at the meeting. In addition, the size of the Board cannot be increased or decreased without the approval of at least two MIL nominees.

     Pursuant to the Purchase and Sale Agreement, MIL will be able to vote its shares in support of the Board's recommendation to sell the Corporation's interest in SRL, but an affirmative vote by majority of the Corporation's shareholders present and voting at the Meeting (not including the shares owned by MIL) is required to approve the transaction.

     MIL's affiliation with the Corporation is the predicate for a derivative suit filed on December 2, 1998 ("Derivative Action") by MIL on behalf of the Corporation in the District Court of Dallas County, Texas, naming as Defendants Nord Pacific, W. Pierce Carson, Edgar F. Cruft, Terence H. Lang, and Hicor Corporation. Counsel for Messrs. Carson, Cruft and Lang removed the case on December 31, 1998 to the United States District Court for the Northern District of Texas, Dallas Division. Together with its Notice of Removal, Messrs. Carson, Cruft, and Lang filed a Motion to Realign the Corporation as party defendant and, in addition, filed a Motion to Dismiss the case for lack of personal jurisdiction and, alternatively, to transfer venue of the case to the United States District Court for the District of New Mexico at Albuquerque. The Corporation, Pacific and each individual defendant is being represented under directors and officers liability policies. On behalf of Nord Pacific, on January 13, 1999, a Motion to

Dismiss the case was filed, asserting that the Court lacked personal jurisdiction over Nord Pacific and that the Plaintiff had failed to state a claim upon which relief could be granted against Nord Pacific. On January 13, 1999, the Plaintiff filed a Motion to Remand the case to the 298th Judicial District Court of Dallas County, Texas, a Motion for Leave to Amend the Complaint and a Response to the Corporation's Motion to Realign the Parties. All of these Motions have not yet been considered by the Court. The Plaintiff's Original Petition and Jury Demand objects to a number of alleged corporate events involving the Corporation's relationship with Nord Pacific, although the Corporation has asserted that all of such actions had been approved by MIL's nominees to the Corporation's Board of Directors. Causes of action are alleged against Messrs. Carson, Cruft, and Lang for breach of fiduciary duties, negligence and gross negligence. The damages sought in connection with those causes of action are stated to be "in excess of the minimum jurisdictional limits of this Court of not more than $50 million." No specific causes of action are alleged against Nord Pacific. Nonetheless, a prayer for punitive damages against all defendants is alleged in the amount of $50 million. On July 8, 1999, the Plaintiff's case was dismissed by the Court without prejudice to MIL's right to restore the case to the Court's docket if the SRL transaction does not close. Prior to its dismissal, the Corporation contested the claims vigorously and, if they are recommenced, expects the claims to be ultimately dismissed for lack of jurisdiction by the courts in Texas.

     An action was instituted on behalf of the Corporation and Nord Pacific in the Supreme Court, New York County on January 15, 1999 ("New York Action"), seeking a determination that MIL is not entitled to demand representation on the Board of Directors of Nord Pacific and that the failure to designate such a representative does not constitute a violation or breach of any of the Corporation's obligations to MIL. The time within which to respond to that complaint has been extended.

     If the SRL transaction closes, the Corporation, Nord Pacific and MIL have agreed to cause the Derivative Action and the New York Action to be dismissed, with prejudice.

     The above-referenced related party interest and potential conflict of interest of the Board and MIL has been fully disclosed to the entire Board. After considerable discussion and deliberation the Board, having the understanding that the sale of the Corporation's interest in SRL is clearly in the best interests of the shareholders of the Corporation, that MIL's is the only offer for the Corporation's interest in SRL, and that the consideration offered by MIL for said interest in SRL is deemed to be fair by an independent financial consultant, concluded that it was in the best interests of the shareholders of the Corporation to consummate the transaction with MIL notwithstanding the conflict of interest, upon the terms and conditions of the Purchase and Sale Agreement negotiated at arms length subject to the direct supervision of the Board.

     Financial Burden of Maintaining SRL

     Due to the lengthy suspension of its operations, SRL has relied and will continue to rely on funds from the Corporation and its other 50% owner to sustain its operations. From January 1995 through June 30, 1999, the Corporation provided SRL with $35,614,797, as its 50% share of funding required by SRL for support of a limited maintenance force, payment to vendors, costs of security at the mine and payments of principal and interest on the outstanding development bank loans. Due to the continuing unstable political, military and economic situation in Sierra Leone, it is doubtful that the SRL mining facility will restart operations at any time in the near future. The best case scenario used in the fairness opinion is a restart in 2003. If the sale of the Corporation's interest in SRL is not approved by the shareholders and consummated pursuant to the Purchase and Sale Agreement, SRL will continue to represent a significant drain on the Corporation's resources without any reasonable prospect of the Corporation receiving a return on its investment, thus risking the viability of the Corporation as a going concern.

     At the time of the mine shutdown in January 1995, SRL owed the development banks $45,522,838, including $12,529,960 owed to the Export-Import Bank of the United States from a prior financing. Since that time, the Corporation has funded the repayment of its one-half share of $33,415,373 of principal, plus interest and fees of $5,674,288. In May 1998, SRL's debt agreements were amended. The amendments provided for a reduction in the interest rate payable on SRL's loans outstanding to a fixed rate of 6.875% as opposed to the variable rate in effect prior to the amendments. The amendments also provided that the current remaining balance of the loans would be payable in two installments of $3,026,866 in September 1999 and 2000, with the balance of $6,053,733 due in September 2001. The total remaining principal payable by SRL to the development banks as of the date of the proxy statement aggregates $12,107,465. The loans are guaranteed 50% by the Corporation and 50% by CRL.

     The amendments require that the Corporation comply with certain financial covenants, including a covenant to maintain cash, cash equivalents and/or marketable securities with an aggregate value equal to 150% of its guaranteed portion of the outstanding loans. Since December 31, 1998, the Corporation has been in violation of this covenant. As a result, the lenders could demand repayment of the loans, although as of the date of this proxy statement they have not done so.

     New Strategic Business Plan

     The Board's recommendation to sell the Corporation's interest in SRL is consistent with its development of a strategic business plan of the Corporation focused on the acquisition of other mining properties which require less financial commitment and which the Corporation believes can be profitable when metal prices recover, without concern as to local political and military conditions.

     The Corporation's operating assets currently consist of (a) a 50% ownership in SRL, (b) a 28.5% ownership in Nord Pacific, which is principally engaged in the production of copper and the exploration for gold, copper, nickel, cobalt and other minerals in Australia, Papua New Guinea, Mexico, and North America, and (c) ownership of a newly-acquired copper mining facility in Arizona described below.
Nord Pacific owns a 40% interest in the Girilambone Copper mine which has been in production since May 1993, and a 50% interest in the Girilambone North Copper mine which has been in production since July 1996. Nord Pacific also owns a 50% interest in the Tritton Copper Project in Australia, a 100% interest in the Tabar Islands Gold Project and a 35% interest in the Ramu Nickel-Cobalt Project in Papua-New Guinea, all of which are considered to be in the development stage, and various interests in certain exploration properties.

     On June 8, 1999, Nord Copper Corporation ("NCC"), a wholly-owned subsidiary of the Corporation, acquired from Arimetco, Inc. a copper mining facility ("Johnson Camp Mine") located in Cochise County, in southeastern Arizona 65 miles east of Tucson, which includes 2,723 acres consisting of patented and unpatented mining claims and fee simple lands. The total consideration paid by the Corporation and NCC was (a) $310,000 in cash, (b) the issuance of 1,600,000 unregistered shares of the Corporation's common stock and (c) a promissory note ("Promissory Note") from NCC in the amount of $1,550,000, payable in three principal payments of $500,000, $500,000 and $550,000, due on June 8, 2000, June 8, 2001 and June 8, 2002, respectively, together with interest at the rate of 8% per annum payable quarterly. In addition to the purchase price, NCC assumed the obligation to pay up to $1,000,000 out of revenues from the Johnson Camp Mine to Arimetco, Inc., at a rate of two cents per pound of copper sold, except that no payment is due where the copper price is less than $1.00 per pound.. The payment of the Promissory Note is guaranteed by the Corporation and is secured by a lien on the Johnson Camp Mine until the Promissory
Note is paid in full.

     Since 1975 the Johnson Camp Mine has produced over 150 million pounds of cathode copper from open pit mining, heap leaching and solvent extraction-electrowinning (SX-EW) processing of oxide ores. Although significant reserves remain, mining operations ceased in 1997. Heap leaching continues and the mine has been producing one to two million pounds of copper cathode annually.

     Under an arrangement with Nord Pacific, which operates a SX-EW copper mining facility in Australia and was instrumental in identifying and assessing the Johnson Camp Mine opportunity, Nord Pacific will participate in management of the Johnson Camp Mine and will be entitled to 20% of cash flow after the Corporation has fully recovered its past and future investment in the property.

     The Corporation continues to seek other acquisitions in the metal mining business that are consistent with its business objectives.

     Recommendation of the Board of Directors

     The Board has carefully weighed the options of retaining the Corporation's interest in SRL. Resumption of the Sierra Leone operations would depend upon a number of conditions including, (1) Sierra Leone having an acceptable political environment within which to operate, (2) SRL having adequate levels of security in and around the mine site area, (3) SRL successfully renegotiating its operating agreements with the government of Sierra Leone, (4) SRL having adequate capital to meet the equity required, and (5) SRL obtaining adequate levels of additional debt financing at acceptable terms.

     In view of the continuing uncertainty in Sierra Leone, which could continue well into the foreseeable future, the limited resources of the Corporation and the significant amounts of capital that would be required to retain ownership and restart the mine, without a reasonable prospect of receiving a return on the Corporation's investment in SRL, it is the unanimous recommendation of the Board that the shareholders approve the proposal to sell said interest pursuant to the Purchase and Sale Agreement.

     In addition, the Board is not confident that the Corporation can afford to maintain SRL until such time as the political climate and the security of the mine site reach acceptable levels without risking the ongoing viability of the Corporation as a going concern.

     It is the unanimous recommendation of the Board that the shareholders approve the sale of the Corporation's interest in SRL as proposed herein for the basic and inherent reason that no other alternative is currently or feasibly available to accomplish the stated goals of the Corporation of relieving the financial burden on the Corporation's resources associated with maintaining ownership in SRL and focusing on the acquisition of other mining properties which require less financial commitment and contain minimal political and country risk. A vote against this proposal will endanger the Corporation's viability and attainment of its goals designed to limit the risk to its ongoing viability, promote the growth of the Corporation and enhance the value of its stock.

     The value of the Corporation's 50% interest in SRL as a separate entity on the Corporation's 1998 audited financial statements is zero. In accordance with Delaware Corporation Law Section 271, the Corporation's 50% interest in SRL does not represent all or substantially all of the Corporation's property and assets, and thus, this transaction is not required by Delaware state law or by the By-Laws of the Corporation to be submitted to a shareholder vote. However, due to the related-party interest and conflict, the potential impact on the Corporation, the advice of counsel and by resolution by the Board, the sale of SRL is submitted to the Corporation's shareholders for approval by a majority of the shares present and voting at the Meeting (not including the shares owned by MIL) although, under Delaware law, only the affirmative vote of at least a majority of the total number of shares present and voting at the annual meeting would be required to adopt this proposal. If the shareholders do not approve the divestiture proposal, the proposed transaction will be abandoned.


                             OTHER MATTERS

     The Board is not aware of any matter not referred to in the enclosed form of proxy that will be presented for action at the meeting. If any such matter properly comes before the meeting, the proxies in the accompanying form will be voted with respect thereto in accordance with the judgement of the person or persons voting such proxies.

     The Corporation's Transfer Agent is to perform certain services in connection with the solicitation of the proxies, including tabulation of proxies and personal or telephone inquiries to shareholders or brokers, banks or other persons acting as custodians. For these services, the Transfer Agent will receive a fee at its customary rate and reimbursement of certain out-of-pocket expenses. Brokers, banks and other persons acting as custodians may be reimbursed for certain expenses incurred by them in obtaining instructions from beneficial owners of the Corporation's Common Shares. In addition to use of the mails, directors and officers of the Corporation may, without compensation other than their regular compensation, solicit proxies from shareholders by telephone or in person. All costs of solicitation will be borne by the Corporation.


                         SHAREHOLDER PROPOSALS

     A proposal by a shareholder intended for inclusion in the Corporations proxy statement for the 2000 annual meeting must be received by the Corporation at the address noted immediately above, to the attention of Ray W. Jenner, Secretary, on or before January 1, 2000, in order to be eligible for such inclusion.


                             ANNUAL REPORT

     The Corporation's 1998 Annual Report to Shareholders, which includes a copy of the Corporation's Annual Report on Form 10-K for 1998 (including the financial statements and schedules thereto), as filed with the Securities and Exchange Commission ("1998 Annual Report") is being delivered concurrently with this Proxy Statement. Shareholders are urged to review carefully the financial information contained in the 1998 Annual Report.

     Please sign the proxy and return it promptly in the enclosed envelope to which no postage need be affixed if mailed within the United States.

Albuquerque, New Mexico
July 26, 1999

               PROXY - NORD RESOURCES CORPORATION

     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                       SEPTEMBER 8, 1999
         SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints W. PIERCE CARSON and EDGAR F. CRUFT and each or any one of them (with powers of substitution), proxies for the undersigned to vote all shares of Common Stock held of record on July 22, 1999, of NORD RESOURCES CORPORATION (the "Corporation") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the "Meeting") to be held at the New York Helmsley, 212 E. 42nd Street, New York, New York 10017 on September 8, 1999, and at any adjournment thereof, upon the matters set forth in the Notice of and Proxy Statement for said Meeting, copies of which have been received by the undersigned, and in their discretion, upon all other matters which may properly come before said Meeting. Without otherwise limiting the generality of the foregoing, said proxies are directed to vote as follows:

__X__  Please mark your votes
       as in this example.                        FOR       AGAINST    ABSTAIN

     1. Election of Directors:                   _____       _____      _____

        For, except vote withheld from the following nominee(s):_____________________

        Nominee(s) :   W. Pierce Carson
                       Edgar F. Cruft
                       James Askew
                       Marc Franklin
                       Terence H. Lang
                       Leonard Lichter
                       Francis Waldron

     2. Approve the sale of the Corporation's    _____       _____      _____
        50% ownership interest in the Sierra
        Rutile titanium dioxide mine in Sierra
        Leone to an affiliate of MIL (INVESTMENTS)
        S.A.R.L.

     3. In their discretion to act upon such     _____       _____      _____
        other matters as may properly come
        before the Annual Meeting or any
        adjournment thereof.

This  proxy, when properly executed, will  be
voted  in the manner directed herein  by  the
shareholder.   If no specification  is  made,
this proxy will be voted in favor of the above proposals.

Your proxy is important to assure a quorum at the Annual Meeting whether or not you plan to attend the Meeting in person. You may revoke this proxy at any time, and the giving of it will not effect your right to attend the Annual Meeting and vote in person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.





SIGNATURE(S)_________________________DATE_______

NOTE: Please sign exactly as name appears. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer and if a partnership, please sign in the partnership name by authorized person.